EX-28.d.3.p.i

EXHIBIT A

SUBADVISORY AGREEMENT

AMONG

NATIONWIDE VARIABLE INSURANCE TRUST,

NATIONWIDE FUND ADVISORS

AND THE BOSTON COMPANY ASSET MANAGEMENT, INC.

Effective June 25, 2010

Amended July 1, 2017*

Funds of the Trust	Subadvisory Fees
NVIT Multi-Manager Large Cap Value Fund	0.35% on Subadviser Assets up to $100 million; 0.30 % on Subadviser Assets of more than $100 million but less than $400 million; and 0.20% on Subadviser Assets of $400 million and more.

*	As approved at the Board of Trustees Meeting held on June 13-14, 2017.

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IN WITNESS WHEREOF, the parties hereto have executed this Exhibit A on the amended date set forth above.

TRUST
NATIONWIDE VARIABLE INSURANCE TRUST

By:	/s/ Michael S. Spangler
Name:	Michael S. Spangler
Title:	President

ADVISER
NATIONWIDE FUND ADVISORS

By:	/s/ Michael S. Spangler
Name:	Michael S. Spangler
Title:	President

SUBADVISER
THE BOSTON COMPANY ASSET MANAGEMENT, LLC

By:	/s/ Adam Joffe
Name:	Adam Joffe
Title:	CEO & COO